Exhibit 99

PFIZER REPORTS FIRST-QUARTER 2020 RESULTS

▪	First-Quarter 2020 Revenues of $12.0 Billion, Reflecting 7% Operational Decline; Excluding the Impact from Consumer Healthcare(1), Revenues Declined 1% Operationally

–	12% Operational Growth from Biopharma, Primarily Driven by Eliquis, Vyndaqel/Vyndamax, Ibrance and Inlyta as well as 15% Operational Growth in Emerging Markets

–	37% Operational Decline from Upjohn, Primarily Due to U.S. Loss of Exclusivity of Lyrica in 2019 and Declines from Lipitor and Norvasc in China due to the Volume-Based Procurement (VBP) Program

▪	First-Quarter 2020 Reported Diluted EPS(2) of $0.61, Adjusted Diluted EPS(3) of $0.80

▪
Reaffirmed 2020 Financial Guidance for Revenues and Adjusted Diluted EPS(3), Absorbing Unfavorable Changes in Foreign Exchange Rates and Reflecting Certain Anticipated Impacts from the COVID-19 Pandemic

▪	Company Details COVID-19 Business Impact and Response to Pandemic, Including Researching Potential Therapeutics and Vaccines
NEW YORK, NY, Tuesday, April 28, 2020 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2020, reaffirmed its 2020 financial guidance for revenues and Adjusted diluted EPS(3) and updated certain other components of its 2020 financial guidance primarily to reflect actual and anticipated impacts from the novel coronavirus disease of 2019 (COVID-19).
Results for the first quarter of 2020 and 2019(4) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2020	2019	Change
Revenues	$ 12,028	$ 13,118	(8%)
Reported Net Income(2)	3,401	3,884	(12%)
Reported Diluted EPS(2)	0.61	0.68	(10%)
Adjusted Income(3)	4,514	4,891	(8%)
Adjusted Diluted EPS(3)	0.80	0.85	(5%)

REVENUES

($ in millions)	First-Quarter
	2020	2019	% Change
			Total	Oper.
Biopharma	$ 10,007	$ 9,045	11%	12%
Upjohn	2,022	3,214	(37%)	(37%)
Consumer Healthcare(1)	—	858	(100%)	(100%)
Total Company	$ 12,028	$ 13,118	(8%)	(7%)

Beginning in 2020, Upjohn began managing Pfizer’s Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. (Mylan) for generic drugs in Japan (Mylan-Japan). To facilitate comparison across periods, revenues and expenses associated with Meridian and Mylan-Japan are reported in Pfizer’s Upjohn business in all periods presented.
Acquisitions and the contribution of Pfizer’s Consumer Healthcare business to the GSK Consumer Healthcare joint venture (JV) that were completed during 2019 impacted financial results in the periods presented(1). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(5).
IMPACT OF COVID-19 ON BUSINESS ACTIVITIES AND FINANCIAL RESULTS
As a result of the COVID-19 pandemic, Pfizer has taken proactive steps intended to protect the health and safety of colleagues, to maintain supply of Pfizer medicines and vaccines to patients, to continue to advance Pfizer’s pipeline and to help develop potential treatments for COVID-19 and a potential vaccine to halt the spread of the novel coronavirus.
Information on the important steps Pfizer has taken in the battle against the COVID-19 pandemic can be found in the Corporate Developments section of this press release, beginning on page 14.
Colleague Health and Safety
At this time, Pfizer colleagues in most locations who are able to perform their job functions outside of a Pfizer facility are working remotely. Certain Pfizer colleagues, primarily those in the Pfizer Global Supply, Worldwide Research and Development, and Global Product Development organizations, have roles whose physical presence at Pfizer facilities is required to perform their job function. These colleagues continue to report to work but are subject to strict protocols intended to reduce the risk of transmission, including social distancing, maintaining contact logs, increased cleaning and use of personal protective equipment as necessary.
Manufacturing
Pfizer’s manufacturing and supply chain professionals have been working continuously in an effort to ensure continued patient access to Pfizer medicines and vaccines. Across its plant network, Pfizer has implemented its preparedness plan to control site operations. To date, Pfizer has not seen a significant disruption in its supply chain, and all of its manufacturing sites around the world have continued to operate at or near normal levels. So far, Pfizer has been able to mitigate distribution issues that have arisen, including by using newly available commercial air capacity to transport inventory. Pfizer continues to monitor for actions by governments that could result in disruptions to supply movements.

In addition, Pfizer is taking a number of steps simultaneously to scale up manufacturing operations at risk to accelerate its ability to supply a potential novel treatment or vaccine for COVID-19. Pfizer is also committed to offering any excess manufacturing capacity and to potentially shifting production in order to support others’ efforts to manufacture any life-saving breakthroughs that may be developed to combat COVID-19.
Clinical Trials
In late March 2020, Pfizer paused the recruitment portion of certain ongoing global interventional clinical studies and delayed most new study starts. Pfizer took this action in the interests of public health, so that clinical site partners and Pfizer could concentrate on care for patients in ongoing clinical trials and to avoid adding to the demands on the healthcare system during the peak of the COVID-19 crisis.
In late April 2020, Pfizer began to restart recruitment across the development portfolio, including new study starts, at all clinical trial sites that are currently operational, and where Pfizer and investigators are able to monitor safety and where health authorities have allowed recruitment to resume. Pfizer will work with investigator sites to ensure their readiness before any new study participants are enrolled. Completion of certain studies currently in the recruitment stage or studies that have yet to begin could be delayed.
For all ongoing clinical trials, Pfizer is working closely with clinical trial sites to understand their needs and is performing remote monitoring to oversee study conduct. In addition, processes to enable tele-health and home healthcare are being utilized where appropriate to continue the data collection process and support patient safety.
Sales and Marketing
Pfizer has experienced an impact on its sales and marketing activities due to widespread restrictions on in-person meetings with healthcare professionals and the refocused attention of the medical community on fighting COVID-19. Access to prescribers for sales force colleagues during first-quarter 2020 was mixed, with those in China unable to meet with healthcare professionals for most of the quarter, while those in the U.S. were unable to meet in-person with doctors starting in the second half of March.
As a result of the lower number of in-person meetings with prescribers and restrictions on patient movements due to government-mandated work-from-home or shelter-in-place policies, the rate of new prescriptions for certain products and of vaccination rates for most vaccines has slowed, which is currently expected to primarily impact second-quarter 2020 financial results. These declines are expected to be partially offset by existing patients re-filling prescriptions that extend the per-prescription treatment duration to avoid going to pharmacies as frequently, which had a modest favorable impact in first-quarter 2020 and is expected to continue in second-quarter 2020. In addition, certain Pfizer medicines saw increased demand, which Pfizer believes may be due to physicians apparently prescribing them to treat or prevent COVID-19 infections or related conditions, including Prevnar 13/Prevenar 13 in adults and certain anti-infective products, as well as certain sterile injectable products utilized in the intubation and ongoing treatment of mechanically-ventilated COVID-19 patients. Please note that none of these products are approved for the treatment of COVID-19 and, therefore, Pfizer does not know the benefit/risk profile for their use in this disease.
Financial Condition and Access to Capital Markets
Due to Pfizer’s significant operating cash flows, as well as its financial assets, access to capital markets and revolving credit agreements, Pfizer believes it has, and will maintain, the ability to meet liquidity needs for the foreseeable future.
Pfizer will continue to pursue efforts to maintain the continuity of its operations while monitoring for new developments related to the COVID-19 pandemic, which are unpredictable. Future COVID-19 developments could result in additional favorable or unfavorable impacts on Pfizer’s business, operations or financial condition.
2020 FINANCIAL GUIDANCE(6)
Pfizer’s 2020 financial guidance for Total Company(7) was updated primarily to reflect actual and anticipated COVID-19-related impacts.
Today’s guidance update reflects management’s current expectations for operational performance, foreign exchange rates as well as various COVID-19-related uncertainties, primarily those related to the severity, duration and global macroeconomic impact of the pandemic. Key guidance assumptions related to COVID-19 include:

▪	Patient visits with physicians, vaccinations and elective surgical procedures will rebound starting in second-half 2020 and align more closely with historical levels;

▪	New-to-brand prescription trends for certain key products and vaccination rates will resume on a similar trajectory to what was seen in 2019, beginning in second-half 2020;

▪	Access to prescribers for sales force colleagues is restored in second-half 2020;

▪	Clinical trial enrollment, including new study starts, will fully resume in second-half 2020;

▪	Pfizer’s manufacturing and supply chain activities are not materially disrupted; and

▪	Pfizer’s investments in potential treatments and a potential vaccine for COVID-19 continue throughout 2020.

Based on these assumptions, Pfizer reaffirmed or updated the following 2020 financial guidance components for Total Company(7), which reflects a full year of revenue and expense contributions from Biopharma and Upjohn:

▪
Guidance range for revenues was reaffirmed at $48.5 to $50.5 billion, absorbing a $0.6 billion unfavorable impact from changes in foreign exchange rates in relation to the U.S. dollar since mid-January 2020, primarily the weakening of the Brazilian real, the euro, the Mexican peso and the Chinese yuan.

▪
Guidance range for Adjusted cost of sales(3) as a percentage of revenues was lowered by 400 basis points to a range of 19.5% to 20.5%, primarily to reflect the favorable impact of product mix and other efficiencies.

▪
Guidance range for Adjusted SI&A expenses(3) was lowered by $500 million to a range of $11.5 to $12.5 billion, primarily to reflect incremental cost-savings opportunities, primarily reductions in indirect SI&A spend associated with corporate enabling functions, as well as actual and anticipated COVID-19-related spending reductions.

▪
Guidance range for Adjusted R&D expenses(3) was increased by $500 million to a range of $8.6 to $9.0 billion, solely to reflect incremental investments Pfizer anticipates making in 2020 to combat the COVID-19 pandemic, including development of potential anti-viral treatments and a potential vaccine, as well as the evaluation of existing Pfizer medicines, which are the subject of novel research projects for investigation in COVID-19 patients.

▪	Guidance range for Adjusted diluted EPS(3) was reaffirmed at $2.82 to $2.92, absorbing a $0.04 unfavorable impact from changes in foreign exchange rates since mid-January 2020.

Revenues	$48.5 to $50.5 billion
Adjusted Cost of Sales(3) as a Percentage of Revenues	19.5% to 20.5%
(previously 19.9% to 20.9%)
Adjusted SI&A Expenses(3)	$11.5 to $12.5 billion
(previously $12.0 to $13.0 billion)
Adjusted R&D Expenses(3)	$8.6 to $9.0 billion
(previously $8.1 to $8.5 billion)
Adjusted Other (Income)/Deductions(3)	Approximately $800 million of income
Effective Tax Rate on Adjusted Income(3)	Approximately 15.0%
Adjusted Diluted EPS(3)	$2.82 to $2.92

Financial guidance for Adjusted diluted EPS(3) continues to assume no share repurchases in 2020.

2020 Financial Guidance for New Pfizer(8)
Pfizer’s updated 2020 financial guidance for New Pfizer(8) is presented below. New Pfizer(8) revenue guidance absorbs a $500 million unfavorable impact from changes in foreign exchange rates since mid-January 2020.
New Pfizer(8) financial guidance reflects a full-year 2020 pro forma view of the company assuming the pending Upjohn combination with Mylan was completed at the beginning of 2020.

Revenues	$40.7 to $42.3 billion
Adjusted IBT Margin(9)	Approximately 37.0%
Adjusted Diluted EPS(3)	$2.25 to $2.35
Operating Cash Flow	$10.0 to $11.0 billion
(previously $11.0 to $12.0 billion)

Financial guidance for New Pfizer(8) operating cash flow now includes a $1.25 billion voluntary contribution to the U.S. qualified pension plans, planned for the second half of 2020.
2020 Financial Guidance for Upjohn(10)
Pfizer’s reaffirmed 2020 financial guidance for Upjohn(10) is presented below. Upjohn revenue guidance absorbs a $100 million unfavorable impact from changes in foreign exchange rates since mid-January 2020.
Upjohn(10) financial guidance reflects a full-year 2020 contribution from the Upjohn business as it is presently being managed.

Revenues	$8.0 to $8.5 billion
Adjusted EBITDA(11)	$3.8 to $4.2 billion

CAPITAL ALLOCATION

▪	During the first three months of 2020, Pfizer paid $2.1 billion of dividends, or $0.38 per share of common stock.

▪	No share repurchases have been completed to date in 2020. As of April 28, 2020, Pfizer’s remaining share repurchase authorization was $5.3 billion. No share repurchases are currently planned in 2020.

▪	The first-quarter 2020 diluted weighted-average shares used to calculate earnings per common share was 5,613 million shares, a reduction of 137 million shares compared to first-quarter 2019.

EXECUTIVE COMMENTARY
Dr. Albert Bourla, Pfizer’s Chairman and Chief Executive Officer, stated, “We are fully committed to confronting the public health challenge posed by the COVID-19 pandemic by collaborating with industry partners and academic institutions to develop potential approaches to prevent and treat COVID-19. Our researchers and scientists also have been exploring potential new uses of existing medicines in Pfizer’s portfolio to help infected patients. We aim to leave no stone unturned as we explore every option to help provide society with a treatment or vaccine. I want to thank all of our R&D colleagues who are working tirelessly to find potential vaccines and treatments that could bring an end to this pandemic. I would also like to acknowledge the remarkable job that our manufacturing team has done throughout this crisis to ensure our medicines continue to reach patients in need.
“Our strong performance in the first quarter highlights the resiliency of our business even during the most challenging times. The Biopharma business grew 12% operationally, driven by strong performances from many key brands. Upjohn faced two expected headwinds this quarter -- generic competition for Lyrica in the U.S. and the nationwide expansion of the VBP program in China -- while continuing to progress toward a successful close of our transaction with Mylan, now expected in the second half of 2020,” Dr. Bourla concluded.
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Business Operations and Global Supply, stated, “Today we reaffirmed our 2020 financial guidance for revenues and Adjusted diluted EPS(3) and updated certain other guidance components primarily to reflect actual and anticipated impacts from the COVID-19 pandemic. Importantly, our guidance for Total Company(7) revenues absorbs a $0.6 billion unfavorable impact from changes in foreign exchange rates since mid-January 2020. Likewise, our guidance for Adjusted diluted EPS(3) absorbs a $0.04 impact from unfavorable foreign exchange. The decrease in our guidance for Adjusted SI&A expenses(3) reflects incremental cost-savings opportunities, as well as actual and anticipated COVID-19-related spending reductions. These actual and projected Adjusted SI&A expense(3) reductions were offset by an increase in our guidance for Adjusted R&D expenses(3), which now includes anticipated incremental investments to develop potential therapies and a potential vaccine to combat COVID-19. While our near-term outlook has greater macroeconomic uncertainty than usual due to COVID-19, we are confident that the long-term outlook for our businesses remains solid.
“Despite the impact of COVID-19, 2020 is still expected to be a transformational year for Pfizer. Following the pending close of the Upjohn-Mylan transaction, New Pfizer will be positioned to deliver revenue and Adjusted diluted EPS(3) growth that is expected to be among the industry leaders. New Pfizer will be a smaller, science-based company with a singular focus on innovation while also continuing to allocate significant capital directly to shareholders, primarily through dividends,” Mr. D’Amelio concluded.

QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2020 vs. First-Quarter 2019)
First-quarter 2020 revenues totaled $12.0 billion, a decrease of $1.1 billion, or 8%, compared to the prior-year quarter, reflecting an operational decline of $1.0 billion, or 7%, as well as the unfavorable impact of foreign exchange of $134 million, or 1%. Excluding the impact of Consumer Healthcare(1), revenues declined 1% operationally compared to the prior-year quarter.
Impact of COVID-19 on First-Quarter 2020 Revenues
First-quarter 2020 revenues included an estimated net favorable impact of approximately $150 million, or 1%, due to COVID-19, primarily reflecting increased demand for certain products in Pfizer’s Hospital portfolio and an increase in wholesaler buying patterns for Eliquis, partially offset by a decline in patient visits to doctors’ offices and elective surgical procedures during first-quarter 2020.
Biopharma Revenue Highlights
First-quarter 2020 Biopharma revenues totaled $10.0 billion, up 12% operationally, primarily driven by:

▪
Eliquis globally, up 29% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains. U.S. growth was also favorably impacted by COVID-19-related wholesaler buying patterns, partially offset by a lower net price;

▪
the Hospital business globally, up 11% operationally, driven by the U.S. and emerging markets, primarily due to continued uptake of anti-infective products in China and continued growth from Panzyga following its November 2018 U.S. launch, as well as increased demand in the U.S. for certain anti-infectives and other sterile injectable products utilized in the intubation and ongoing treatment of mechanically-ventilated COVID-19 patients;

▪	Vyndaqel/Vyndamax global revenues were $231 million, driven by:

–	the U.S. launches of Vyndaqel in May 2019 and Vyndamax in September 2019 for the treatment of transthyretin amyloid cardiomyopathy (ATTR-CM); and

–	156% operational growth in international markets, primarily driven by the March 2019 launch of the ATTR-CM indication in Japan;

▪	Ibrance in the U.S. and emerging markets, collectively up 17% operationally, primarily driven by:

–
15% growth in the U.S., primarily driven by increased cyclin-dependent kinase (CDK) class penetration and Ibrance’s continued CDK market share leadership in its approved metastatic breast cancer indications; and

–	37% operational growth in emerging markets, reflecting continued strong volume growth in most markets;

▪
Prevenar 13 internationally, up 11% operationally, primarily reflecting continued pediatric uptake in China as well as the overall favorable impact of timing associated with government purchases for the pediatric indication in certain emerging markets;

▪
Inlyta in the U.S., up 255%, primarily reflecting increased uptake resulting from the second-quarter 2019 U.S. Food and Drug Administration (FDA) approvals for combinations of certain immune checkpoint inhibitors plus Inlyta for the first-line treatment of patients with advanced renal cell carcinoma;

▪	Retacrit in the U.S., up 363%, primarily reflecting continued uptake for the only biosimilar short-acting erythropoiesis-stimulating agent in the market;

▪
Xeljanz in international markets, up 38% operationally, primarily reflecting continued uptake in the rheumatoid arthritis indication and, to a lesser extent, from the recent launch of the ulcerative colitis indication in certain developed markets; and

▪
Xtandi in the U.S., up 25%, primarily driven by continued strong demand in the metastatic and non-metastatic castration-resistant prostate cancer indications and, to a lesser extent, uptake from the metastatic castration-sensitive prostate cancer indication, which was approved in the U.S. in December 2019;

partially offset primarily by lower revenues for:

▪	Enbrel internationally, down 21% operationally, primarily reflecting continued biosimilar competition in most developed Europe markets as well as in Brazil and Japan;

▪	Prevnar 13 in the U.S., down 10%, primarily reflecting the unfavorable impact of timing associated with government purchases for the pediatric indication compared with the prior-year quarter;

▪	Ibrance in developed Europe, down 11% operationally, primarily reflecting continued strong demand, more than offset by pricing pressures in certain markets; and

▪
Xeljanz in the U.S., down 4%, reflecting continued strong demand across all approved indications, more than offset by a lower net price due to higher rebating from commercial contracts signed in 2019 as well as a temporary lowering of wholesaler inventories in first-quarter 2020. Wholesaler inventory levels for Xeljanz were restored to normal levels in early April 2020, during Pfizer’s second quarter, as underlying volume demand has remained consistently strong.

Upjohn Revenue Highlights
First-quarter 2020 Upjohn revenues totaled $2.0 billion, down 37% operationally, primarily driven by the expected significant volume declines for Lyrica in the U.S. due to multi-source generic competition that began in July 2019. Upjohn revenues in China declined 41% operationally, driven by expected declines from Lipitor and

Norvasc, primarily resulting from the VBP program, which was initially implemented in March 2019, and expanded nationwide beginning in December 2019.
GAAP Reported(2) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(2)

($ in millions)	First-Quarter
	2020	2019	% Change
			Total	Oper.
Cost of Sales(2)	$ 2,378	$ 2,433	(2%)	(3%)
Percent of Revenues	19.8%	18.5%	N/A	N/A
SI&A Expenses(2)	2,873	3,339	(14%)	(13%)
R&D Expenses(2)	1,724	1,703	1%	1%
Total	$ 6,975	$ 7,474	(7%)	(7%)

Other (Income)/Deductions––net(2)	221	92	140%	140%
Effective Tax Rate on Reported Income(2)	12.2%	10.0%

First-quarter 2020 Cost of Sales(2), SI&A Expenses(2) and R&D Expenses(2) were favorably impacted primarily by the July 31, 2019 completion of the Consumer Healthcare JV transaction with GSK(1) and, to a lesser extent, lower indirect SI&A expenses associated with corporate enabling functions.
Pfizer’s response to the COVID-19 pandemic increased certain operating expenses in first-quarter 2020, including expenses incurred to protect colleagues that continue to work in Pfizer’s manufacturing facilities and R&D sites, incremental transport expenses to ensure supply chain continuity and other expenses incurred to comply with other restrictions related to COVID-19.
Pfizer recorded higher other deductions––net(2) in first-quarter 2020 compared with the prior-year quarter, primarily driven by:

▪	net losses on equity securities in first-quarter 2020 compared with net gains on equity securities in first-quarter 2019;

▪	an unfavorable change in the fair value of contingent consideration; and

▪	higher interest expense,
partially offset primarily by:

▪	lower asset impairment charges;

▪	the non-recurrence of net losses on the early retirement of certain outstanding debt securities recorded in first-quarter 2019; and

▪	lower business and legal entity alignment costs.

Adjusted(3) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(3)

($ in millions)	First-Quarter
	2020	2019	% Change
			Total	Oper.
Adjusted Cost of Sales(3)	$ 2,350	$ 2,415	(3%)	(4%)
Percent of Revenues	19.5%	18.4%	N/A	N/A
Adjusted SI&A Expenses(3)	2,745	3,311	(17%)	(16%)
Adjusted R&D Expenses(3)	1,727	1,693	2%	2%
Total	$ 6,821	$ 7,419	(8%)	(8%)

Adjusted Other (Income)/Deductions––net(3)	(186)	(135)	37%	38%
Effective Tax Rate on Adjusted Income(3)	15.0%	15.2%

First-quarter 2020 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS declined by 137 million shares compared to the prior-year quarter primarily due to Pfizer’s share repurchase program, reflecting the impact of share repurchases during 2019, partially offset by shares issued for employee compensation programs.
A full reconciliation of Reported(2) to Adjusted(3) financial measures and associated footnotes can be found starting on page 27 of this press release.
RECENT NOTABLE DEVELOPMENTS (Since January 28, 2020)
Product Developments

▪	Bavencio (avelumab)

–
In April 2020, EMD Serono, the biopharmaceutical business of Merck KGaA, Darmstadt, Germany in the U.S. and Canada, and Pfizer announced the submission of a supplemental Biologics License Application (sBLA) to the FDA for Bavencio for first-line maintenance treatment of patients with locally advanced or metastatic urothelial carcinoma. The FDA granted Breakthrough Therapy Designation to Bavencio for this indication, and the sBLA is being reviewed by the FDA under its Real-Time Oncology Review pilot program.

–
In March 2020, EMD Serono and Pfizer announced that the Phase 3 JAVELIN Head and Neck 100 study evaluating avelumab in addition to chemoradiotherapy (CRT) versus standard-of-care CRT in patients with untreated, locally advanced squamous cell carcinoma of the head and neck was terminated based on the recommendation of the independent Data Monitoring Committee as the study was unlikely to show a statistically significant improvement in the primary endpoint of progression-free survival based on a pre-planned interim analysis. A detailed analysis of the Phase 3 JAVELIN Head and Neck 100 study is being conducted and study findings will be shared with the scientific community.

▪
Braftovi (encorafenib) -- In April 2020, Pfizer announced that the FDA approved Braftovi in combination with Erbitux®(12) (cetuximab) for the treatment of adult patients with metastatic colorectal cancer with a BRAFV600E mutation, as detected by an FDA-approved test, after prior therapy.

▪	Eucrisa/Staquis (crisaborole ointment, 2%)

–
In March 2020, the European Commission (EC) approved Staquis for treatment of mild to moderate atopic dermatitis (AD) in adults and pediatric patients from 2 years of age with 40% or less body surface area affected.

–
In March 2020, Pfizer announced that the FDA approved its supplemental New Drug Application for Eucrisa, extending the lower age limit from 24 months down to 3 months in children with mild-to-moderate AD. Eucrisa was previously approved in the U.S. for use in adults and children 2 years of age and older. This supplemental approval makes Eucrisa the first and only steroid-free, topical prescription medication for mild-to-moderate AD patients as young as 3 months of age.

▪
Ruxience (rituximab) -- In April 2020, Pfizer announced that the EC approved Ruxience, a biosimilar to MabThera®(13), for the treatment of non-Hodgkin’s lymphoma, chronic lymphocytic leukemia, rheumatoid arthritis, granulomatosis with polyangiitis and microscopic polyangiitis, and pemphigus vulgaris.

▪
Steglatro (ertugliflozin) -- In April 2020, Merck & Co., Inc. (Merck), known as MSD outside the U.S. and Canada, and Pfizer reported top-line results for the Phase 3 VERTIS CV cardiovascular (CV) outcomes trial for Steglatro, an oral sodium-glucose cotransporter 2 inhibitor, which achieved its primary endpoint of non-inferiority for major adverse CV events (MACE) compared to placebo in patients with type 2 diabetes mellitus and established atherosclerotic CV disease. MACE was defined as time to the first event of CV death, nonfatal myocardial infarction or nonfatal stroke. The key secondary endpoints of superiority for Steglatro versus placebo for time to composite of CV death or hospitalization for heart failure, CV death alone and the composite of renal death, dialysis/transplant or doubling of serum creatinine from baseline were not met. While not a pre-specified hypothesis for statistical testing, a reduction in hospitalization for heart failure was observed with Steglatro. The safety profile of Steglatro was consistent with that reported in previous studies. Detailed results of VERTIS CV are scheduled to be presented on June 16, 2020 at the virtual American Diabetes Association’s 80th Scientific Sessions.

▪
Vyndaqel (tafamidis) -- In February 2020, Pfizer announced that the EC approved Vyndaqel, a once-daily 61 mg oral capsule, for the treatment of wild-type or hereditary transthyretin amyloidosis in adult patients with ATTR-CM. Vyndaqel is the first and only treatment approved in the European Union (EU) for patients with ATTR-CM. In 2011, the tafamidis meglumine 20 mg capsule formulation of Vyndaqel was approved in the EU for transthyretin amyloidosis in adult patients with stage 1 symptomatic polyneuropathy to delay peripheral neurologic impairment.

▪
Xtandi (enzalutamide) -- In February 2020, Astellas Pharma Inc. and Pfizer announced results of the final overall survival (OS) analysis from the Phase 3 PROSPER trial, which evaluated Xtandi plus androgen deprivation therapy (ADT) versus placebo plus ADT in men with non-metastatic castration-resistant prostate cancer (nmCRPC). The results demonstrated a statistically significant improvement in OS in patients with nmCRPC who were treated with Xtandi plus ADT. OS was a key secondary endpoint of the trial. In a preliminary analysis, adverse events were generally consistent with those previously reported from PROSPER. Detailed efficacy and safety results from the final PROSPER OS analysis will be shared at a later date.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Abrocitinib (PF-04965842) -- In March 2020, Pfizer announced positive top-line results from the Phase 3 JADE COMPARE study. The study met its co-primary efficacy endpoints and evaluated the safety and efficacy of abrocitinib, an investigational oral once-daily Janus kinase (JAK) 1 inhibitor, in adults with moderate-to-severe AD who were also on background topical therapy. The study also included an active control arm, dupilumab, a biologic treatment administered by subcutaneous injection, compared with placebo. These data, along with other results from other pivotal trials, MONO-1 and MONO-2, are expected to support filings with regulatory agencies, starting with the FDA, planned for later this year.

▪
PF-06482077 (20-Valent Pneumococcal Conjugate Vaccine) -- In March 2020, Pfizer announced top-line results from one of its Phase 3 studies (NCT03760146), which evaluated the safety and immunogenicity of PF-06482077 in adults 18 years of age or older not previously vaccinated against pneumococcal disease. The primary immunogenicity objectives of non-inferiority for the 20 serotypes included in PF-06482077 in adults 60 years of age and older at one month after vaccination were met for all serotypes in common with licensed Prevnar 13 (13-valent pneumococcal conjugate vaccine [Diphtheria CRM197 Protein]) and six of the seven additional serotypes when compared to a licensed pneumococcal polysaccharide vaccine (PPSV23); one of the new seven serotypes missed noninferiority criteria by a small margin. Secondary immunogenicity objectives for adults 18-59 years old compared to those 60-64 years old met non-inferiority for all 20 serotypes. The safety objectives were met in adults 18 years of age or older, demonstrating that the safety and tolerability of PF-06482077 were comparable to licensed pneumococcal vaccines. Based on prior discussions with regulators, these data are expected to meet licensure criteria. Pfizer will seek to present and publish outcomes from this clinical trial at a future date once safety and immunogenicity data have been fully analyzed. Pfizer expects to file the adult indication for PF-06482077 with the FDA in the early part of the fourth quarter of 2020.

▪
PF-06928316 (Respiratory Syncytial Virus (RSV) Vaccine) -- In April 2020, positive top-line results were achieved for a Phase 2b proof-of-concept study, which evaluated the safety, tolerability and immunogenicity of PF-06928316 in vaccinated pregnant women ages 18 through 49 and their infants. Detailed results from this study will be shared at a future medical conference. The Phase 3 program for PF-06928316 is projected to begin in the coming months.

▪
Tanezumab (PF-04383119) -- In March 2020, Pfizer and Eli Lilly and Company (Lilly) announced that the FDA accepted for review a Biologics License Application for tanezumab 2.5 mg administered subcutaneously, which is being evaluated for patients with chronic pain due to moderate-to-severe osteoarthritis (OA) who have experienced inadequate pain relief with other analgesics. The Prescription Drug User Fee Act goal date for a decision by the FDA is in December 2020. In its filing acceptance letter, the FDA stated that it was planning to hold an Advisory Committee meeting to discuss this application. In addition, the European Medicines Agency validated for review a Marketing Authorisation Application for tanezumab 2.5 mg administered subcutaneously for adult patients with moderate-to-severe chronic pain associated with OA for whom treatment with nonsteroidal anti-inflammatory drugs and/or an opioid is ineffective, not tolerated or inappropriate.

Corporate Developments

▪	Since March 2020, Pfizer has made a series of announcements related to the COVID-19 pandemic:

–	In April 2020, Pfizer announced important advances in the battle against the COVID-19 pandemic, including:

◦
Antiviral Compound Screening: Pfizer confirmed a lead compound and analogues to be potent inhibitors of the SARS-CoV-2 3C-like protease, based on the results of initial screening assays. In addition, preliminary data suggest the lead protease inhibitor shows antiviral activity against SARS-CoV-2. Consequently, Pfizer will continue to perform pre-clinical confirmatory studies, including further antiviral profiling and assessment of the suitability of the lead molecule for IV administration clinically. In parallel, the company is also investing in materials that aim to accelerate the start of a potential clinical study of the lead molecule to third-quarter 2020, three or more months in advance of earlier estimates, subject to positive completion of the pre-clinical confirmatory studies.

◦
Applying Pfizer’s Long History in Vaccine R&D Expertise to Collaborate with BioNTech: Pfizer and BioNTech entered into a global collaboration agreement to co-develop a potential first-in-class, mRNA-based coronavirus vaccine program, BNT162, aimed at preventing COVID-19 infection. In March 2020, the companies announced a letter of intent to collaborate and began working together at that time. The two companies plan to jointly conduct clinical trials for the COVID-19 vaccine candidates initially in Europe and the U.S., across multiple research sites. In late April 2020, Pfizer and BioNTech announced that the German regulatory authority, the Paul-Ehrlich-Institut, approved the Phase 1/2 clinical trial and the first patient was dosed with a BNT162 vaccine candidate shortly thereafter. Pfizer and BioNTech also plan to conduct trials for BNT162 in the U.S. upon regulatory approval, which is expected shortly.
The companies estimate that there is potential to supply millions of vaccine doses by the end of 2020, subject to technical success of the development program and approval by regulatory authorities, and the potential to rapidly scale up the capacity to produce hundreds of millions of doses in 2021.
Under the terms of the agreement, Pfizer will pay BioNTech $72 million in cash and make an equity investment of $113 million. BioNTech is eligible to receive future milestone payments of up to $563 million for a potential total consideration of $748 million. Pfizer and BioNTech will share development costs equally. Pfizer will initially be responsible for all of the development costs until commercialization of the vaccine. Thereafter, BioNTech would repay Pfizer its 50% share of these development costs over time. BioNTech and Pfizer will also work jointly to commercialize the vaccine worldwide (excluding China, which is subject to a separate collaboration between BioNTech and Fosun Pharma) if development is successful and regulatory approval is obtained.

◦
Analysis of Azithromycin as an Agent with Antiviral Activity: In an effort to share information that could benefit COVID-19 mitigation efforts, Pfizer researchers published a review in Clinical Pharmacology and Therapeutics, which assesses published in vitro and clinical data regarding azithromycin as an agent with antiviral properties. This open access review may serve to facilitate the use of azithromycin in future research on COVID-19. Azithromycin is not approved for the treatment of viral infections.

◦	Studying Pfizer’s Existing Medicines for Critical Patient Populations in Need:

•
Pfizer and the Liverpool School of Tropical Medicine’s Respiratory Infection Clinical Research Group initiated two new studies to provide insights on the interaction between S. pneumoniae and SARS-CoV-2. The studies (SAFER study (SARS-CoV-2 Acquisition in Frontline Health Care Workers – Evaluation to Inform Response) and the FASTER study (Facilitating A SARS CoV-2 Test for Rapid triage)) will help demonstrate whether patients infected with COVID-19 have a higher risk of also developing pneumococcal pneumonia and if having both infections leads to more severe disease and poorer outcomes. The SAFER study will enroll 100 healthcare workers at the Royal Liverpool Hospital and examine rates of SARS-CoV-2 acquisition and dynamics of pneumococcal colonization. The FASTER study will recruit 400 patients from the infectious disease ward at the Royal Liverpool Hospital suspected of having COVID-19. Enrollment has already begun, and data are expected over the next few months.

•
Pfizer is in discussions with other institutions about studies involving its immuno-kinase portfolio. This research is based on the hypothesis that modulation of the immune response could mitigate systemic and alveolar inflammation in patients with COVID-19-related pneumonia by inhibiting essential cytokine signaling involved in immune-mediated inflammatory response that could lead to damage of the lungs, resulting in acute respiratory distress syndrome in patients with COVID-19-related pneumonia.

Pfizer will continue to share information from its portfolio and emerging candidates that could benefit the many companies and organizations who are working quickly to provide solutions to combat this unprecedented healthcare crisis.

–
In April 2020, Pfizer and The Pfizer Foundation announced the commitment of $40 million in medical and charitable cash grants to help combat the health effects of the COVID-19 pandemic in the U.S. and around the world. The donation addresses the urgent needs of partners who are working to slow the spread of the virus within communities and strengthen vulnerable healthcare systems against future public health threats. Pfizer is also responding to patient and healthcare provider needs during this unprecedented time by evolving its U.S. Patient Assistance Program and donating additional critical medicines and vaccines in the U.S. and around the world. The Pfizer Foundation is a charitable organization established by Pfizer Inc. It is a separate legal entity from Pfizer Inc. with distinct legal restrictions.

–
In April 2020, Pfizer, Merck and Lilly announced medical service volunteer programs to enable employees who are licensed medical professionals to aid in the fight against COVID-19. Pfizer created a new Global COVID-19 Medical Service Program that empowers medical colleagues to provide diagnostic, treatment and public health support in the battle against COVID-19. Licensed medical professionals who feel duty-bound to provide their services during this crisis will now have a way to engage in the fight against COVID-19. Colleagues will continue to receive their pay, benefits and be able to return to their position upon completion of service.

–
In March 2020, Pfizer announced that, given the unique circumstances of the COVID-19 pandemic and Pfizer’s responsibility to prioritize the health and safety of colleagues and invited guests, the company will reschedule its Investor Day that had been planned for March 31, 2020 to a later date. At this point, there is no timetable for rescheduling the event. Pfizer will work within the context of appropriate guidance from health authorities to determine a future date.

–
In March 2020, Pfizer issued a five-point plan calling on the biopharmaceutical industry to join the company in committing to unprecedented collaboration to combat COVID-19. Pfizer is making five promises that will help scientists more rapidly bring forward therapies and vaccines to protect humankind from this escalating pandemic and prepare the industry to better respond to future global health crises.

1.
Sharing tools and insights: With very little known about this virus, many are working to develop cell-based assays, viral screening, serological assays and translational models to test potential therapies and vaccines. Pfizer is committed to making the vital tools it develops available on an open source platform to the broader scientific community and to sharing the data and learnings gained with other companies in real time to rapidly advance therapies and vaccines to patients.

2.
Marshalling Pfizer’s people: Human capital is Pfizer’s most valuable resource. Pfizer has created a SWAT team of leading virologists, biologists, chemists, clinicians, epidemiologists, vaccine experts, pharmaceutical scientists and other key experts to focus solely on addressing this pandemic. This team is applying their passion, commitment and expertise to a single focus of accelerating the discovery and development process that will deliver therapies and vaccines to patients as soon as possible.

3.
Applying Pfizer’s drug development expertise: Many smaller biotech companies are screening compounds or existing therapies for activity against the virus causing COVID-19, but some lack the experience in late stage development and navigating the complex regulatory systems. Pfizer is committed to sharing its clinical development and regulatory expertise to support the most promising candidates these companies bring forward.

4.
Offering Pfizer’s manufacturing capabilities: Once a therapy or vaccine is approved it will need to be rapidly scaled and deployed around the world to put an end to this pandemic. As one of the largest manufacturers of vaccines and therapeutics, Pfizer is committed to using any excess manufacturing capacity and to potentially shifting production to support others in rapidly getting these life-saving breakthroughs into the hands of patients as quickly as possible.

5.
Improving future rapid response: Finally, to address future global health threats, Pfizer is reaching out to federal agencies including the National Institutes of Health, the National Institute of Allergy and Infectious Diseases, and the Centers for Disease Control and Prevention to build a cross-industry rapid response team of scientists, clinicians and technicians able to move into action immediately when future epidemics surface.

▪	Since February 2020, Pfizer announced the election of three new members to its Board of Directors, including:

–
In April 2020, Dr. Susan Desmond-Hellmann was elected to Pfizer’s Board of Directors, effective immediately, and was appointed to the Governance & Sustainability Committee and the Science and Technology Committee of the Board.

–
In March 2020, Dr. Susan Hockfield was elected to Pfizer’s Board of Directors, effective immediately, and was appointed to the Regulatory and Compliance Committee and the Science and Technology Committee of the Board.

–
In February 2020, James Quincey was elected to Pfizer’s Board of Directors, effective immediately, and was appointed to the Compensation Committee and the Science and Technology Committee of the Board.

In addition, at its April 2020 Annual Meeting of Shareholders, all 14 current Pfizer directors were re-elected.

▪
Since February 2020, Pfizer and Mylan have made a series of announcements regarding the pending combination of Mylan with Upjohn, a division of Pfizer, into a new global pharmaceutical company, Viatris, including:

–	In April 2020, the EC approved the combination of Mylan and Upjohn, conditioned upon the completion of the sale of certain of Mylan’s products in Europe.

–
In March 2020, Pfizer and Mylan announced that due to the unprecedented circumstances surrounding the COVID-19 pandemic, including associated delays in the regulatory review process, the proposed transaction is now anticipated to close in the second half of 2020. There are no additional changes to the previously announced terms or plans regarding the transaction. Pfizer and Mylan remain highly confident in the benefits of the pending transaction to their respective shareholders and other stakeholders. Mylan, Pfizer and Upjohn are working closely on integration planning and are making significant progress toward Day 1 readiness while continuing to progress toward a successful transaction close. Mylan’s extraordinary general meeting of shareholders to approve certain matters in connection with the transaction was rescheduled from April 27, 2020, to June 30, 2020, and will be hosted in conjunction with Mylan’s annual general meeting of shareholders.

–
In February 2020, Pfizer and Mylan announced that Sanjeev Narula, current chief financial officer (CFO) of Upjohn was named incoming CFO of Viatris. As the Viatris CFO, Mr. Narula will report to Michael Goettler, who was previously announced as incoming CEO of Viatris. The Mylan and Upjohn teams will continue to work together over the coming months to fill additional leadership positions and further its comprehensive integration planning efforts. Mylan and Upjohn will continue to operate as independent organizations under their existing organization structures until the transaction closes.

–
In February 2020, Pfizer and Mylan announced the remaining appointees to the inaugural 13-member Board of Directors for Viatris. In addition to the previously announced Pfizer-designated appointments of Ian Read and Jim Kilts, Pfizer has appointed current Pfizer board member W. Don Cornwell, who will resign from the Pfizer board to serve as a director of Viatris upon the close of the transaction. Additionally, Mylan has appointed eight of its own directors to serve on the Viatris Board of Directors, including JoEllen Lyons Dillon, Neil Dimick, Melina Higgins, Harry A. Korman, Rajiv Malik, Richard A. Mark, Mark W. Parrish and Pauline van der Meer Mohr. As previously announced, the Board of Directors of Viatris will also include Viatris Executive Chairman Robert J. Coury and Viatris CEO Michael Goettler.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)	The following acquisitions and divestitures impacted financial results for the periods presented:

▪
On July 31, 2019, Pfizer and GlaxoSmithKline plc (GSK) completed a transaction that combined the two companies’ respective consumer healthcare businesses into a joint venture (JV), operating under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business to the JV, Pfizer received a 32% equity stake in the JV and GSK owns the remaining 68% of the JV. Upon the closing of the transaction, Pfizer deconsolidated its Consumer Healthcare business and began recording its share of earnings from the Consumer Healthcare JV on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, Pfizer recorded its share of the JV’s earnings generated in fourth-quarter 2019 in its first-quarter 2020 operating results.

▪
On July 30, 2019, Pfizer announced the successful completion of its acquisition of Array BioPharma Inc. (Array). Array’s portfolio included two approved products, Braftovi (encorafenib) and Mektovi (binimetinib).

▪	On July 1, 2019, Pfizer announced the successful completion of its acquisition of the privately held clinical-stage biotechnology company, Therachon Holding AG.

(2)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because

Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2020 and 2019. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(4)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflects the three months ending on March 29, 2020 and March 31, 2019 while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflects the three months ending on February 23, 2020 and February 24, 2019.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, gains and losses from equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

In addition to the assumptions outlined in the 2020 Financial Guidance section of this press release, the 2020 financial guidance for Total Company(7) reflects the following:

▪	Does not assume the completion of any business development transactions not completed as of March 29, 2020, including any one-time upfront payments associated with such transactions.

▪
Includes Pfizer’s pro rata share of the Consumer Healthcare JV(1) anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag. Therefore, 2020 financial guidance for Adjusted other (income)/deductions(3) and Adjusted diluted EPS(3) reflects Pfizer’s share of the JV’s earnings that were generated in fourth-quarter 2019 (recorded by Pfizer in first-quarter 2020) as well as Pfizer’s share of the JV’s projected earnings during the first three quarters of 2020.

▪
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Exchange rates assumed are a blend of actual exchange rates in effect through first-quarter 2020 and mid-April 2020 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $0.9 billion on revenues and approximately $0.06 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2019.

▪	Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.6 billion shares, which assumes no share repurchases in 2020.

(7)
Financial guidance for Total Company reflects a full-year 2020 contribution from Biopharma and Upjohn, the current construct of the company, and excludes any impact from the pending Upjohn combination with Mylan.

(8)
Financial guidance for New Pfizer reflects a full-year 2020 pro forma view of the company assuming the pending Upjohn combination with Mylan was completed at the beginning of 2020. Therefore, New Pfizer reflects contributions from the Biopharma business as it is presently being managed, which excludes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019 but were moved to Upjohn in 2020. Financial guidance for New Pfizer also includes the full-year effect of the following items that assume the completion of the Upjohn combination with Mylan:

▪	$12 billion of net proceeds from Upjohn to be retained by Pfizer, which Pfizer will use to repay its own existing indebtedness; and

▪	other transaction-related items, such as income from transition services agreements between Pfizer and Viatris.
In addition, 2020 financial guidance for New Pfizer Adjusted IBT Margin(9) and Adjusted diluted EPS(3) reflects Pfizer’s share of the earnings generated by the Consumer Healthcare JV(1) in fourth-quarter 2019

(recorded by Pfizer in first-quarter 2020) as well as Pfizer’s share of the JV’s projected earnings during the first three quarters of 2020.

(9)
Adjusted income(3) before tax margin (Adjusted IBT margin) is defined as revenue less the sum of Adjusted cost of sales(3), Adjusted SI&A expenses(3), Adjusted R&D expenses(3), Adjusted amortization of intangible assets(3) and Adjusted other (income)/deductions(3) as a percentage of revenue. Adjusted IBT Margin is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of New Pfizer(8). Adjusted IBT margin is not, and should not be viewed as, a substitute for U.S. GAAP income before tax margin.

(10)
Financial guidance for Upjohn reflects a full-year 2020 contribution from the Upjohn business as it is presently being managed, which includes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019 but were moved to Upjohn in 2020.

(11)
Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) is defined as reported U.S. GAAP net income(2), and its components, adjusted for interest expense, provision for taxes on income and depreciation and amortization, further adjusted to exclude purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted EBITDA is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of Upjohn. Adjusted EBITDA as defined is not a measurement of financial performance under GAAP, and should not be considered as an alternative to net income(2) or cash flow from operations determined in accordance with GAAP.

(12)	Erbitux® is a registered trademark of ImClone LLC.

(13)	MabThera® is a registered trademark of Roche, Inc.

Contacts:	Media		Investors
	Amy Rose	212.733.7410	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2020	2019	(Decr.)
Revenues	$12,028	$13,118	(8)
Costs and expenses:
Cost of sales (2), (3)	2,378	2,433	(2)
Selling, informational and administrative expenses(2), (3)	2,873	3,339	(14)
Research and development expenses(2), (3)	1,724	1,703	1
Amortization of intangible assets(3)	885	1,183	(25)
Restructuring charges and certain acquisition-related costs(4)	69	46	49
(Gain) on completion of Consumer Healthcare JV transaction	(6)	—	*
Other (income)/deductions––net(5)	221	92	*
Income from continuing operations before provision for taxes on income	3,885	4,323	(10)
Provision for taxes on income(6)	475	433	10
Income from continuing operations	3,410	3,889	(12)
Discontinued operations––net of tax	—	—	—
Net income before allocation to noncontrolling interests	3,410	3,889	(12)
Less: Net income attributable to noncontrolling interests	9	6	62
Net income attributable to Pfizer Inc.	$3,401	$3,884	(12)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.61	$0.69	(11)
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.61	$0.69	(11)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.61	$0.68	(10)
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.61	$0.68	(10)
Weighted-average shares used to calculate earnings per common share:
Basic	5,545	5,635
Diluted	5,613	5,750

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three months ended March 29, 2020 and March 31, 2019. Subsidiaries operating outside the U.S. are included for the three months ended February 23, 2020 and February 24, 2019.

The financial results for the three months ended March 29, 2020 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The Array BioPharma Inc. and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019 impacted our results of operations in the periods presented. Our financial results, and our Consumer Healthcare segment’s operating results, for the first quarter of 2019 reflect three months of Consumer Healthcare segment operations while financial results for the first quarter of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, we recorded our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 in our operating results in the first quarter of 2020. See footnote (5) below.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2020	2019
Restructuring credits––acquisition-related costs(a)	$—	$(9)
Restructuring charges––cost reduction initiatives(b)	55	19
Restructuring charges	56	10
Transaction costs(c)	3	—
Integration costs and other(d)	10	36
Restructuring charges and certain acquisition-related costs	$69	$46

(a)
Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits in the first quarter of 2019 are due to the reversal of previously recorded accruals.

(b)	Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions.

(c)	Transaction costs represent external costs for banking, legal, accounting and other similar services.

(d)
Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2020	2019
Interest income	$(34)	$(66)
Interest expense	390	361
Net interest expense	356	295
Royalty-related income	(119)	(89)
Net (gains)/losses on asset disposals	1	(1)
Net (gains)/losses recognized during the period on equity securities(a)	255	(111)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(115)	(82)
Net periodic benefit credits other than service costs	(67)	(40)
Certain legal matters, net	10	4
Certain asset impairments	—	150
Business and legal entity alignment costs(b)	—	119
Net losses on early retirement of debt	—	138
GSK Consumer Healthcare JV equity method (income)/loss(c)	33	—
Other, net(d)	(132)	(291)
Other (income)/deductions––net	$221	$92

(a)
The losses in the first quarter of 2020, include, among other things, unrealized losses of $134 million related to our investment in Allogene Therapeutics, Inc. (Allogene). The gains in the first quarter of 2019 included, among other things, unrealized gains of $43 million related to our investment in Allogene.

(b)
In the first quarter of 2019, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services.

(c)	For additional information, see footnote (1) above.

(d)
The first quarter of 2020 includes, among other things, dividend income of $77 million from our investment in ViiV Healthcare Limited (ViiV). The first quarter of 2019 included, among other things, credits of $72 million, reflecting the change in the fair value of contingent consideration, and dividend income of $64 million from our investment in ViiV.

(6)
The increase in the effective tax rate for the first quarter of 2020 compared to the first quarter of 2019 was primarily due to the non-recurrence of the tax benefit recorded in the first quarter of 2019 as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 and the decrease in tax benefits associated with the resolution of certain tax positions pertaining to prior years, partially offset by the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$12,028	$—	$—	$—	$—	$12,028
Cost of sales(5), (6)	2,378	4	—	—	(32)	2,350
Selling, informational and administrative expenses(5), (6)	2,873	—	—	—	(129)	2,745
Research and development expenses (5), (6)	1,724	1	—	—	2	1,727
Amortization of intangible assets(6)	885	(814)	—	—	—	71
Restructuring charges and certain acquisition-related costs	69	—	(13)	—	(55)	—
(Gain) on completion of Consumer Healthcare JV transaction	(6)	—	—	—	6	—
Other (income)/deductions––net(7)	221	(3)	—	—	(403)	(186)
Income from continuing operations before provision for taxes on income	3,885	812	13	—	612	5,322
Provision for taxes on income	475	180	3	—	140	799
Income from continuing operations	3,410	632	10	—	472	4,523
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	3,401	632	10	—	472	4,514
Earnings per common share attributable to Pfizer Inc.––diluted	0.61	0.11	—	—	0.08	0.80

	First-Quarter 2019
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$13,118	$—	$—	$—	$—	$13,118
Cost of sales(5), (6)	2,433	4	—	—	(22)	2,415
Selling, informational and administrative expenses(5), (6)	3,339	1	(1)	—	(27)	3,311
Research and development expenses(5), (6)	1,703	1	—	—	(11)	1,693
Amortization of intangible assets(6)	1,183	(1,120)	—	—	—	63
Restructuring charges and certain acquisition-related costs	46	—	(27)	—	(19)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	92	76	—	—	(303)	(135)
Income from continuing operations before provision for taxes on income	4,323	1,038	28	—	382	5,771
Provision for taxes on income	433	224	5	—	212	875
Income from continuing operations	3,889	814	23	—	171	4,896
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc.	3,884	814	23	—	171	4,891
Earnings per common share attributable to Pfizer Inc.––diluted	0.68	0.14	—	—	0.03	0.85
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)
The Array BioPharma Inc. and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019 impacted our results of operations in the periods presented. Our financial results, and our Consumer Healthcare segment’s operating results, for the first quarter of 2019 reflect three months of Consumer Healthcare segment operations while financial results for the first quarter of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, we recorded our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 in our operating results in the first quarter of 2020. For the non-GAAP measure of Adjusted Earnings (see footnote (4) below), charges primarily related to our pro rata share of restructuring and business combination accounting charges recorded by the Consumer Healthcare joint venture have been excluded from the measure.

Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.
The financial statements present the three months ended March 29, 2020 and March 31, 2019. Subsidiaries operating outside the U.S. are included for the three months ended February 23, 2020 and February 24, 2019.

(2)	Acquisition-related items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2020	2019
Restructuring credits(a)	$—	$(9)
Transaction costs(b)	3	—
Integration costs and other(c)	10	36
Additional depreciation––asset restructuring(d)	—	1
Total acquisition-related items––pre-tax	13	28
Income taxes(e)	(3)	(5)
Total acquisition-related items––net of tax	$10	$23

(a)
Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits in the first quarter of 2019 are due to the reversal of previously recorded accruals. All of these items are included in Restructuring charges and certain acquisition-related costs.

(b)	Transaction costs represent external costs for banking, legal, accounting and other similar services. All of these items are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the first quarter of 2019, included in Selling, informational and administrative expenses.

(e)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(3)	Certain significant items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2020	2019
Restructuring charges––cost reduction initiatives(a)	$55	$19
Implementation costs and additional depreciation––asset restructuring(b)	25	38
Net (gains)/losses recognized during the period on equity securities(c)	195	(111)
Certain legal matters, net(c)	10	(6)
Certain asset impairments(c)	—	139
Business and legal entity alignment costs(d)	115	119
Net losses on early retirement of debt(c)	—	138
Other(e)	212	46
Total certain significant items––pre-tax	612	382
Income taxes(f)	140	212
Total certain significant items––net of tax	$472	$171

(a)	Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Primarily included in Cost of sales ($15 million) and Selling, informational and administrative expenses ($15 million) for the first quarter of 2020. Primarily included in Cost of sales ($22 million) for the first quarter of 2019.

(c)	Included in Other (income)/deductions––net.

(d)
In the first quarter of 2020, primarily included in Cost of sales ($15 million) and Selling, informational and administrative expenses ($98 million) and represents separation costs associated with our planned Upjohn transaction with Mylan, and mainly includes consulting, legal, tax and advisory services. In the first quarter of 2019, included in Other (income)/deductions––net and represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services.

(e)
For the first quarter of 2020, primarily included in Selling, informational and administrative expenses ($17 million) and Other (income)/deductions––net ($199 million). For the first quarter of 2019, primarily included in Selling, informational and administrative expenses ($18 million) and Other (income)/deductions––net ($24 million). The first quarter of 2020 includes, among other things, charges of $160 million recorded in Other (income)/deductions––net primarily representing our pro rata share of restructuring and business combination accounting charges recorded by the GSK Consumer Healthcare joint venture. See footnote (1) above.

(f)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first quarter of 2019 was favorably impacted primarily by the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017.

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(7)	Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2020	2019
Interest income	$(34)	$(66)
Interest expense	395	366
Net interest expense	361	300
Royalty-related income	(119)	(89)
Net (gains)/losses on asset disposals	1	(1)
Net losses recognized during the period on equity securities	60	—
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(115)	(82)
Net periodic benefit credits other than service costs	(102)	(46)
Certain legal matters, net	—	10
Certain asset impairments	—	11
GSK Consumer Healthcare JV equity method (income)/loss	(127)	—
Other, net	(145)	(238)
Non-GAAP Adjusted Other (income)/deductions––net	$(186)	$(135)
For additional information regarding the adjustments, see the accompanying reconciliations. See Note (5) to Consolidated Statements of Income for the first quarter of 2020 and 2019 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (4) above.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	First-Quarter 2020
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$10,007	$2,022	$—	$12,028	$—	$12,028
Cost of sales	1,775	497	78	2,350	28	2,378
% of revenue	17.7%	24.6%	*	19.5%	*	19.8%
Selling, informational and administrative expenses	1,492	286	967	2,745	128	2,873
Research and development expenses	185	55	1,487	1,727	(3)	1,724
Amortization of intangible assets	71	—	—	71	814	885
Restructuring charges and certain acquisition-related costs	—	—	—	—	69	69
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(6)	(6)
Other (income)/deductions––net	(245)	(7)	66	(186)	407	221
Income/(loss) from continuing operations before provision for taxes on income	6,729	1,191	(2,598)	5,322	(1,437)	3,885

	First-Quarter 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,045	$3,214	$858	$13,118	$—	$13,118
Cost of sales	1,642	537	236	2,415	18	2,433
% of revenue	18.2%	16.7%	*	18.4%	*	18.5%
Selling, informational and administrative expenses	1,516	336	1,459	3,311	27	3,339
Research and development expenses	164	55	1,474	1,693	10	1,703
Amortization of intangible assets	63	—	—	63	1,120	1,183
Restructuring charges and certain acquisition-related costs	—	—	—	—	46	46
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(222)	7	80	(135)	227	92
Income/(loss) from continuing operations before provision for taxes on income	5,883	2,279	(2,391)	5,771	(1,449)	4,323
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.
* Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

(1)
At the beginning of our 2019 fiscal year, we reorganized our commercial operations and began to manage our commercial operations through a new global structure consisting of three distinct business segments: Pfizer Biopharmaceuticals Group (Biopharma), Upjohn and through July 31, 2019, Pfizer’s Consumer Healthcare business (Consumer Healthcare). See footnote (2) below for additional information.

Beginning in 2020, Upjohn began managing our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. for generic drugs in Japan (Mylan-Japan). As a result, revenues and expenses associated with Meridian and Mylan-Japan are reported in our Upjohn business beginning in the first quarter of 2020. In 2019, revenues and expenses from Meridian and Mylan-Japan were recorded in our Biopharma business. We have revised prior-period information (Revenues and Earnings, as defined by management) to conform to the current management structure.
The Array BioPharma Inc. and Therachon Holding AG acquisitions and the contribution of our Consumer Healthcare business to the GSK Consumer Healthcare joint venture that were completed in 2019 impacted our results of operations in the periods presented. Our financial results, and our Consumer Healthcare segment’s operating results, for the first quarter of 2019 reflect three months of Consumer Healthcare segment operations while financial results for the first quarter of 2020 do not reflect any contribution from the Consumer Healthcare business. We record our share of earnings from the GSK Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, we recorded our share of the joint venture’s earnings/losses generated in the fourth quarter of 2019 in our operating results in the first quarter of 2020.
Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of the Biopharma and Upjohn reportable operating segments for the periods presented. The expenses generally include only those costs directly attributable to the operating segment. The segment information presents the three months ended March 29, 2020 and March 31, 2019. Subsidiaries operating outside the U.S. are included for the three months ended February 23, 2020 and February 24, 2019.

Operating Segments

Some additional information about our Biopharma and Upjohn business segments follows:
Pfizer Biopharmaceuticals Group
Biopharma is a science-based medicines business that includes six business units – Oncology, Inflammation & Immunology, Rare Disease, Hospital, Vaccines and Internal Medicine. The Hospital unit commercializes our global portfolio of sterile injectable and anti-infective medicines and includes Pfizer’s contract manufacturing operation, Pfizer CentreOne. Each business unit is committed to delivering breakthroughs that change patients’ lives.

Upjohn is a global, primarily off-patent branded and generic medicines business, which includes a portfolio of 20 globally recognized solid oral dose brands, as well as a U.S.-based generics platform, Greenstone.

Select products include: - Prevnar 13/Prevenar 13 - Eliquis - Ibrance - Xeljanz - Enbrel (outside the U.S. and Canada) - Chantix/Champix - Vyndaqel/Vyndamax - Xtandi - Sutent	Select products include: - Lipitor - Lyrica - Norvasc - Celebrex - Viagra - Certain generic medicines

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

First Quarter of 2020 vs. First Quarter of 2019
Biopharma Operating Segment

•	Cost of sales as a percentage of Revenues was relatively flat.

•
The increase in Cost of sales of 8% was mainly driven by an increase in sales volumes for various products within our product portfolio, an unfavorable change in product mix, and an increase in royalty expenses based on the mix of products sold.

•
The decrease in Selling, informational and administrative expenses of 2% was mostly driven by lower investments across the Inflammation & Immunology portfolio, lower healthcare reform expenses, and a favorable impact of foreign exchange, partially offset by additional investment in emerging markets, the Oncology portfolio in developed markets, and for marketing and promotional expenses associated with the U.S. launches of Vyndaqel in May 2019 and Vyndamax in September 2019.

•	The increase in Research and development expenses of 13% was mainly related to increased medical spending, primarily for Oncology, Internal Medicine and Rare Disease.

•
The favorable change in Other (income)/deductions––net includes, among other things, an increase in royalty-related income, an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights, and an increase in dividend income from our investment in ViiV Healthcare Limited.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues increased 7.9 percentage points, driven by lower Lyrica revenues, primarily in the U.S. due to multi-source generic competition that began in July 2019, lower Lipitor and Norvasc revenues due to the Volume-Based Procurement (VBP) program in China, which was initially implemented in March 2019 and expanded nationwide beginning in December 2019, and an unfavorable impact of foreign exchange, partially offset by lower royalty expense for Lyrica due to the patent expiration.

•
The decrease in Cost of sales of 7% was mainly driven by lower royalty expense and a decrease in sales volume due to the Lyrica patent expiration and multi-source generic competition that began in July 2019, as well as decreases in sales volumes of Lipitor and Norvasc due to the VBP program in China, which was initially implemented in March 2019 and expanded nationwide beginning in December 2019, partially offset by an unfavorable impact of foreign exchange.

•
Selling, informational and administrative expenses decreased 15% driven by a reduction in field force expense as well as advertising and promotion expenses, primarily related to Lyrica in the U.S. due to the patent expiration, as well as a decrease in Lipitor and Norvasc expenses due to the VBP program in China, which was initially implemented in March 2019 and expanded nationwide beginning in December 2019, partially offset by expenses for enabling functions that provide autonomy and position Upjohn to operate as a stand-alone division.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.

(3)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside Biopharma and Upjohn and includes the following:

	First-Quarter 2020
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	(1)	—	—	79	78
Selling, informational and administrative expenses	29	—	106	832	967
Research and development expenses	578	771	6	132	1,487
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	3	(4)	1	66	66
Income/(loss) from continuing operations before provision for taxes on income	(609)	(767)	(113)	(1,110)	(2,598)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

	First-Quarter 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$858	$—	$858
Cost of sales	—	—	275	(38)	236
Selling, informational and administrative expenses	21	—	388	1,050	1,459
Research and development expenses	532	726	30	185	1,474
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(1)	(1)	1	80	80
Income/(loss) from continuing operations before provision for taxes on income	(552)	(726)	164	(1,278)	(2,391)

(a)
WRDM––the R&D and Medical expenses managed by our Worldwide Research, Development and Medical (WRDM) organization, which is generally responsible for research projects for our Biopharma portfolio until proof-of-concept is achieved and then for transitioning those projects to the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRDM organization also has responsibility for certain science-based and other platform-services organizations, which provide end-to-end technical expertise and other services to the various R&D projects, as well as the Worldwide Medical and Safety group, which ensures that Pfizer provides all stakeholders––including patients, healthcare providers, pharmacists, payers and health authorities––with complete and up-to-date information on the risks and benefits associated with Pfizer products so that they can make appropriate decisions on how and when to use Pfizer’s medicines.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for clinical trials from WRDM in the Biopharma portfolio, including late stage portfolio spend. GPD also provides technical support and other services to Pfizer R&D projects. GPD is responsible for facilitating all regulatory submissions and interactions with regulatory agencies.

(c)
Other––the operating results of our Consumer Healthcare business, through July 31, 2019, and costs associated with other commercial activities not managed as part of Biopharma or Upjohn, including all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization. See Note (1) above.

(d)
Corporate and Other Unallocated––the costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2019 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the first quarter of 2020 and 2019. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the first quarter of 2020 and 2019.

PFIZER INC. - REVENUES
FIRST-QUARTER 2020 and 2019 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2020	2019	% Change		2020	2019	% Change	2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,028	$13,118	(8%)	(7%)	$5,651	$6,175	(8%)	$6,377	$6,943	(8%)	(6%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$10,007	$9,045	11%	12%	$5,213	$4,461	17%	$4,793	$4,584	5%	7%
Internal Medicine(b)	$2,332	$2,137	9%	10%	$1,348	$1,181	14%	$984	$956	3%	5%
Eliquis alliance revenues and direct sales	1,300	1,011	29%	29%	805	601	34%	495	410	21%	23%
Chantix/Champix	270	273	(1%)	—	212	212	—	59	61	(3%)	(1%)
Premarin family	152	168	(10%)	(10%)	141	158	(10%)	10	10	1%	1%
BMP2	69	67	4%	4%	69	67	4%	—	—	—	—
Toviaz	60	60	—	—	19	17	13%	41	43	(5%)	(5%)
All other Internal Medicine	480	559	(14%)	(12%)	102	127	(20%)	378	432	(12%)	(10%)
Oncology	$2,435	$1,961	24%	25%	$1,572	$1,179	33%	$863	$782	10%	14%
Ibrance	1,248	1,133	10%	11%	852	741	15%	396	392	1%	5%
Xtandi alliance revenues	209	168	25%	25%	209	168	25%	—	—	—	—
Sutent	205	232	(12%)	(9%)	52	71	(27%)	153	161	(5%)	(2%)
Inlyta	169	73	*	*	116	33	*	53	40	32%	36%
Xalkori	149	123	22%	24%	39	34	14%	110	88	24%	27%
Bosulif	100	80	24%	24%	68	54	26%	32	27	21%	21%
Retacrit(c)	89	31	*	*	66	14	*	23	17	37%	42%
Braftovi	37	—	*	*	37	—	*	—	—	—	—
Mektovi	37	—	*	*	37	—	*	—	—	—	—
All other Oncology	192	122	57%	58%	96	65	49%	95	57	66%	69%
Hospital(b), (d)	$2,012	$1,827	10%	11%	$814	$692	18%	$1,198	$1,135	6%	7%
Sulperazon	187	177	6%	8%	—	—	—	187	177	6%	8%
Zithromax	138	104	32%	34%	3	(3)	*	136	107	26%	28%
Medrol	129	120	8%	8%	78	70	10%	51	50	4%	4%
Vfend	74	85	(12%)	(11%)	1	4	(68%)	73	81	(9%)	(8%)
Panzyga	74	17	*	*	74	17	*	—	—	—	—
Zyvox	70	64	11%	12%	6	5	20%	64	58	10%	12%
Fragmin	59	60	(1%)	—	2	2	6%	57	58	(1%)	—
Pfizer CentreOne(e)	152	176	(13%)	(13%)	76	97	(21%)	76	79	(4%)	(2%)
All other Anti-infectives	444	405	10%	11%	136	128	6%	308	277	11%	13%
All other Hospital(d)	684	620	10%	11%	438	371	18%	246	249	(1%)	—
Vaccines	$1,611	$1,612	—	1%	$812	$894	(9%)	$799	$718	11%	14%
Prevnar 13/Prevenar 13	1,450	1,486	(2%)	(1%)	794	878	(10%)	656	608	8%	11%
Nimenrix	75	50	50%	54%	—	—	—	75	50	50%	54%
All other Vaccines	86	77	13%	15%	18	17	7%	69	60	14%	17%
Inflammation & Immunology (I&I)	$978	$1,037	(6%)	(4%)	$391	$378	3%	$587	$659	(11%)	(8%)
Xeljanz	451	423	7%	8%	286	298	(4%)	166	125	33%	38%
Enbrel (Outside the U.S. and Canada)	347	451	(23%)	(21%)	—	—	—	347	451	(23%)	(21%)
Inflectra/Remsima(c)	158	138	14%	15%	84	57	46%	74	81	(8%)	(6%)
All other I&I	22	25	(12%)	(13%)	21	22	(4%)	1	3	(70%)	(82%)
Rare Disease	$639	$470	36%	38%	$277	$137	*	$362	$333	9%	12%
Vyndaqel/Vyndamax	231	41	*	*	127	—	*	105	41	*	*
BeneFIX	121	125	(3%)	(2%)	66	65	1%	55	60	(8%)	(4%)
Genotropin	103	107	(4%)	(3%)	31	13	*	72	95	(24%)	(22%)
Refacto AF/Xyntha	89	106	(16%)	(14%)	19	27	(31%)	71	79	(10%)	(8%)
Somavert	64	59	7%	9%	25	22	17%	38	38	1%	4%
All other Rare Disease	31	31	—	5%	9	10	(6%)	21	20	4%	11%
UPJOHN(b)	$2,022	$3,214	(37%)	(37%)	$438	$1,273	(66%)	$1,584	$1,941	(18%)	(17%)
Lipitor	405	622	(35%)	(34%)	25	21	17%	380	601	(37%)	(35%)
Lyrica	357	1,186	(70%)	(70%)	80	889	(91%)	277	298	(7%)	(7%)
Norvasc	197	300	(34%)	(33%)	9	10	(13%)	188	289	(35%)	(34%)
Celebrex	156	174	(10%)	(10%)	11	15	(23%)	145	159	(9%)	(9%)
Viagra	127	145	(12%)	(12%)	17	40	(57%)	110	105	5%	5%
Zoloft	78	69	13%	15%	12	11	7%	66	58	14%	17%
Effexor	77	77	(1%)	—	16	17	(6%)	61	60	1%	2%
EpiPen(b)	72	56	28%	28%	72	56	28%	—	—	—	—
Xalatan/Xalacom	61	62	(2%)	(1%)	3	5	(43%)	58	56	2%	3%
All other Upjohn	492	523	(6%)	(5%)	192	209	(8%)	300	313	(4%)	(4%)
CONSUMER HEALTHCARE BUSINESS(f)	$—	$858	(100%)	(100%)	$—	$440	(100%)	$—	$418	(100%)	(100%)
Total Alliance revenues	$1,382	$1,090	27%	27%	$1,022	$775	32%	$360	$314	15%	16%
Total Biosimilars(c)	$288	$179	61%	63%	$167	$73	*	$122	$106	15%	17%
Total Sterile Injectable Pharmaceuticals(g)	$1,407	$1,237	14%	15%	$721	$591	22%	$686	$645	6%	8%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2020 and 2019 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2020	2019	% Change		2020	2019	% Change		2020	2019	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$1,921	$2,086	(8%)	(6%)	$1,456	$1,535	(5%)	(5%)	$3,001	$3,322	(10%)	(7%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)	$1,708	$1,762	(3%)	(1%)	$919	$878	5%	5%	$2,166	$1,944	11%	15%
Internal Medicine(b)	$455	$428	6%	9%	$212	$212	—	—	$317	$316	—	4%
Eliquis alliance revenues and direct sales	278	239	16%	19%	87	79	10%	10%	130	92	42%	44%
Chantix/Champix	34	20	68%	72%	15	17	(13%)	(11%)	10	24	(57%)	(56%)
Premarin family	—	—	—	—	5	5	1%	1%	5	5	1%	2%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	16	17	(6%)	(4%)	22	24	(7%)	(8%)	3	3	12%	17%
All other Internal Medicine	127	152	(16%)	(14%)	83	87	(5%)	(5%)	168	193	(13%)	(8%)
Oncology	$365	$393	(7%)	(5%)	$167	$153	9%	9%	$332	$236	41%	48%
Ibrance	197	228	(13%)	(11%)	85	74	15%	14%	114	90	27%	37%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Sutent	61	76	(19%)	(17%)	21	26	(18%)	(18%)	71	59	19%	25%
Inlyta	14	9	63%	67%	16	17	(6%)	(7%)	23	15	58%	65%
Xalkori	23	29	(22%)	(20%)	11	13	(17%)	(16%)	76	46	65%	69%
Bosulif	15	15	3%	5%	11	10	13%	11%	6	2	*	*
Retacrit(c)	22	16	36%	40%	—	—	—	—	—	—	—	—
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	31	20	54%	57%	23	13	70%	69%	42	24	75%	78%
Hospital(b), (d)	$207	$219	(5%)	(3%)	$168	$184	(9%)	(8%)	$822	$732	12%	14%
Sulperazon	—	—	—	—	2	2	1%	(1%)	185	175	6%	8%
Zithromax	15	15	—	3%	9	10	(18%)	(18%)	112	82	37%	39%
Medrol	15	17	(11%)	(9%)	10	8	33%	31%	26	25	4%	5%
Vfend	4	6	(21%)	(19%)	15	18	(15%)	(16%)	54	57	(7%)	(5%)
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Zyvox	2	3	(29%)	(27%)	6	13	(53%)	(53%)	56	42	33%	35%
Fragmin	29	29	(1%)	—	13	14	(8%)	(9%)	16	15	4%	7%
Pfizer CentreOne(e)	37	37	(2%)	—	5	3	*	*	34	39	(13%)	(12%)
All other Anti-infectives	71	71	—	3%	24	27	(9%)	(9%)	213	179	18%	21%
All other Hospital(d)	34	42	(17%)	(16%)	84	90	(7%)	(6%)	128	118	9%	10%
Vaccines	$250	$226	10%	13%	$103	$92	13%	14%	$446	$400	11%	15%
Prevnar 13/Prevenar 13	149	143	4%	6%	97	86	13%	14%	410	379	8%	12%
Nimenrix	40	29	36%	39%	5	5	11%	15%	29	15	91%	96%
All other Vaccines	61	54	14%	17%	1	1	(24%)	(25%)	6	5	26%	30%
Inflammation & Immunology (I&I)	$270	$325	(17%)	(15%)	$149	$151	(2%)	(2%)	$168	$182	(8%)	(1%)
Xeljanz	66	45	45%	48%	54	43	26%	26%	45	36	27%	39%
Enbrel (Outside the U.S. and Canada)	154	217	(29%)	(27%)	75	93	(19%)	(18%)	117	141	(17%)	(12%)
Inflectra/Remsima(c)	59	71	(16%)	(14%)	10	5	84%	84%	5	5	3%	10%
All other I&I	(9)	(7)	(18%)	(22%)	9	10	(10%)	(11%)	—	—	—	—
Rare Disease	$161	$170	(5%)	(3%)	$120	$86	40%	40%	$81	$78	5%	11%
Vyndaqel/Vyndamax	38	25	53%	57%	61	12	*	*	6	4	37%	46%
BeneFIX	20	26	(23%)	(21%)	17	19	(12%)	(10%)	19	15	24%	32%
Genotropin	32	38	(17%)	(15%)	25	36	(31%)	(32%)	16	21	(25%)	(19%)
Refacto AF/Xyntha	39	46	(15%)	(13%)	9	11	(21%)	(18%)	23	22	5%	9%
Somavert	30	31	(3%)	—	5	4	18%	17%	4	3	19%	30%
All other Rare Disease	3	4	(36%)	(36%)	5	4	15%	16%	14	12	14%	26%
UPJOHN(b)	$213	$217	(2%)	—	$537	$572	(6%)	(6%)	$834	$1,152	(28%)	(26%)
Lipitor	35	38	(6%)	(4%)	43	50	(14%)	(11%)	302	513	(41%)	(40%)
Lyrica	39	45	(14%)	(12%)	183	189	(3%)	(3%)	54	63	(14%)	(13%)
Norvasc	13	15	(11%)	(8%)	36	41	(12%)	(11%)	139	234	(41%)	(39%)
Celebrex	5	6	(6%)	(4%)	75	71	6%	5%	64	82	(22%)	(21%)
Viagra	17	8	*	*	15	15	(2%)	(2%)	78	82	(5%)	(4%)
Zoloft	9	7	28%	32%	11	12	(10%)	(10%)	45	38	18%	23%
Effexor	13	12	14%	17%	30	27	10%	9%	18	22	(17%)	(14%)
EpiPen(b)	—	—	—	—	—	—	—	—	—	—	—	—
Xalatan/Xalacom	12	14	(9%)	(7%)	22	25	(11%)	(11%)	23	18	29%	31%
All other Upjohn	67	72	(7%)	(5%)	121	141	(14%)	(15%)	112	100	12%	13%
CONSUMER HEALTHCARE BUSINESS(f)	$—	$107	(100%)	(100%)	$—	$85	(100%)	(100%)	$—	$226	(100%)	(100%)
Total Alliance revenues	$266	$230	16%	18%	$94	$85	10%	10%	$1	$—	*	*
Total Biosimilars(c)	$94	$95	—	2%	$13	$6	*	*	$14	$6	*	*
Total Sterile Injectable Pharmaceuticals(g)	$106	$114	(7%)	(5%)	$101	$108	(6%)	(6%)	$479	$424	13%	15%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (h) to (j) below, respectively.
(b)
Beginning in 2020, Upjohn began managing our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and a pre-existing strategic collaboration between Pfizer and Mylan N.V. for generic drugs in Japan (Mylan-Japan). As a result, revenues associated with our Meridian subsidiary, except for product revenues for EpiPen sold in Canada, and Mylan-Japan, are reported in our Upjohn business beginning in the first quarter of 2020. We have reclassified revenues associated with our Meridian subsidiary and Mylan-Japan from the Hospital and Internal Medicine categories to the Upjohn business to conform 2019 product revenues to the current presentation.

(c)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima and Retacrit.
(d)
Hospital is a business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. Hospital also includes Pfizer CentreOne(e). All other Hospital primarily includes revenues from legacy Sterile Injectable Pharmaceuticals (SIP) products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(e)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements.

(f)
On July 31, 2019, Pfizer’s Consumer Healthcare business, an over-the-counter medicines business, was combined with GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we own 32%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business. Our financial results, and our Consumer Healthcare segment’s operating results, for the first quarter of 2019 reflect three months of Consumer Healthcare segment operations, while our financial results for the first quarter of 2020 do not reflect any contribution from the Consumer Healthcare business.

(g)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital business, including anti-infective sterile injectable pharmaceuticals.
(h)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(i)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of April 28, 2020. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits, strategic reviews, capital allocation objectives, benefits anticipated from the reorganization of our commercial operations in 2019, plans for and prospects of our acquisitions and other business development activities, including our proposed transaction with Mylan N.V. (Mylan) to combine Upjohn and Mylan to create a new global pharmaceutical company, our acquisition of Array BioPharma Inc. and our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply, our efforts to respond to COVID-19, our expectations regarding the impact of COVID-19 on our business, operations and financial results and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of R&D activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;

•
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the FDA or the EMA, or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as ACIP, that may impact the use of our vaccines;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•
claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential, such as the update to the U.S. and EU prescribing information for Xeljanz;

•
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities, which could result in increased leverage and impact our credit ratings;

•
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•
the implementation by the FDA and regulatory authorities in certain countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

•
risks related to our ability to develop and commercialize biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

•	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

•	the ability to successfully market both new and existing products domestically and internationally;

•
difficulties or delays in manufacturing, sales or marketing, including delays caused by natural events, such as hurricanes; supply disruptions, shortages or stock-outs at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, recall of a product, delays or denials of product approvals, import bans or denial of import certifications;

•
the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) on our operations, including due to travel limitations and stay-at-home or work-from-home orders, manufacturing disruptions or delays, supply chain interruptions, disruptions to pipeline development and clinical trials, decreased product demand, including due to reduced numbers of in-person meetings with prescribers, patient visits with physicians and elective surgeries as well as increased unemployment resulting in lower new prescriptions, challenges presented by reallocating human capital, R&D, manufacturing and other resources to assist in responding to such outbreaks without disruption to our operations, costs associated with the COVID-19 pandemic, including protocols intended to reduce the risk of transmission, increased supply chain costs and additional R&D costs incurred in our effort to develop a potential vaccine or treatment for COVID-19, and other challenges presented by disruptions to our normal operations in response to the pandemic, as well as uncertainties regarding the duration and severity of the pandemic and its impacts and government or regulatory actions to contain the virus or control the supply of medicines, each of which may also amplify the impact of the other factors listed in this section;

•
uncertainties related to our efforts to develop a potential treatment or vaccine for COVID-19, including that our development programs may not be successful or commercially viable or receive approval from regulatory authorities, any disruption in the relationships between us and our collaboration partners or third-party suppliers, other companies may produce superior or competitive products, the demand for such products may no longer exist, lack of availability of raw materials to manufacture such products, we may not be able to recoup costs associated with our R&D and manufacturing efforts or create or scale up manufacturing capacity on a timely basis or have access to logistics or supply channels commensurate with global demand for any approved vaccine or product candidate and any pricing and access challenges for such products, including in the U.S.;

•	trade buying patterns;

•	the impact of existing and future legislation and regulatory provisions on product exclusivity;

•	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

•
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

•
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

•
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

•
legislation or regulatory action in markets outside the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

•
the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

•	contingencies related to actual or alleged environmental contamination;

•	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•	legal defense costs, insurance expenses and settlement costs;

•
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

•
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•
our ability to protect our patents and other intellectual property, both domestically and internationally, including in response to any pressure, or legal or regulatory action by, various stakeholders or governments that potentially results in us not seeking intellectual property protection for or agreeing not to enforce intellectual property related to potential vaccines and treatments for COVID-19;

•	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

•
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of or changes to the Tax Cuts and Jobs Act enacted in 2017;

•	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

•
uncertainties based on the formal change in relationship between the U.K. government and the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

•
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

•	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

•
further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries, including changes in U.S. generally accepted accounting principles;

•
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

•
any changes in business, political and economic conditions due to actual or threatened terrorist activity or civil unrest in the U.S. and other parts of the world, and related U.S. military action overseas;

•	growth in costs and expenses;

•	changes in our product, segment and geographic mix;

•	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

•	the impact of product recalls, withdrawals and other unusual items;

•	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

•
the impact of, and risks and uncertainties related to, acquisitions and divestitures, such as the acquisition of Array, our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture and our agreement to combine Upjohn with Mylan to create a new global pharmaceutical company, Viatris, including, among other things, risks related to the satisfaction of the conditions to closing to any pending transaction (including the failure to obtain any necessary shareholder and regulatory approvals) in the anticipated timeframe or at all and the possibility that such transaction does not close; the ability to realize the anticipated benefits of those transactions, including the possibility that the expected cost savings and/or accretion from certain of those transactions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; negative effects of the announcement or the consummation of the transaction on the market price of Pfizer’s common stock, Pfizer’s credit ratings and/or Pfizer’s operating results; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals; competitive developments; and as it relates to the Consumer Healthcare JV with GSK, the possibility that a future separation of the joint venture as an independent company via a demerger of GSK’s equity interest to GSK’s shareholders and a listing of the joint venture on the U.K. equity market may not occur; and

•
the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, including the reorganization of our commercial operations in 2019, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed combination of Upjohn Inc. (“Newco”), a wholly owned subsidiary of Pfizer Inc. (“Pfizer”) and Mylan N.V. (“Mylan”), which will immediately follow the proposed separation of the Upjohn business (the “Upjohn Business”) from Pfizer (the “proposed transaction”), Newco and Mylan have filed certain materials with the SEC, including, among other materials, the Form S-4, Form 10 and Prospectus filed by Newco and the Proxy Statement filed by Mylan. The Form S-4 was declared effective on February 13, 2020 and the Proxy Statement and the Prospectus were first mailed to shareholders of Mylan on or about February 14, 2020 to seek approval of the proposed transaction. The Form 10 has not yet become effective. After the Form 10 is effective, a definitive information statement will be made available to the Pfizer stockholders relating to the proposed transaction. Newco and Mylan intend to file additional relevant materials with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEWCO AND THE PROPOSED TRANSACTION. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan or by contacting Mylan at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.

PARTICIPANTS IN THE SOLICITATION
This communication is not a solicitation of a proxy from any investor or security holder. However, Pfizer, Mylan, Newco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pfizer may be found in its Annual Report on Form 10-K filed with the SEC on February 27, 2020, and its definitive proxy statement relating to its 2020 Annual Meeting filed with the SEC on March 13, 2020, as supplemented by its supplement to proxy statement filed with the SEC on April 7, 2020. Information about the directors and executive officers of Mylan may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2020, and its definitive proxy statement relating to its 2019 Annual Meeting filed with the SEC on May 24, 2019. Additional information regarding the interests of these participants can also be found in the Form S-4, the Proxy Statement and the Prospectus. These documents can be obtained free of charge from the sources indicated above.